Exhibit 99.1

PILLOWTEX CORPORATION
2002 EQUITY INCENTIVE PLAN

Pillowtex Corporation, a Delaware corporation (the “Company”), establishes the Pillowtex Corporation 2002 Equity Incentive Plan (the “Plan”), effective as of May 24, 2002.

1.    Purpose.  The purpose of the Plan is to attract and retain the best available talent and encourage the highest level of performance by directors, executive officers and selected key employees, and to provide them incentives to put forth maximum efforts for the success of the Company’s business, in order to serve the best interests of the Company and its stockholders.

2.    Definitions.  The following terms, when used in the Plan with initial capital letters, will have the following meanings:

(a)  “Annual Incentive Bonus” means the right to receive an annual incentive compensation payment made pursuant to and subject to the conditions set forth in Section 10.

(b)  “Appreciation Right” means a right granted pursuant to Section 7.

(c)  “Award” means an Annual Incentive Bonus, an Appreciation Right, a Stock Option, a Performance Unit or a grant or sale of Restricted Stock.

(d)  “Award Agreement” means a written agreement between the Company and a Participant documenting an Award.

(e)  “Board” means the Board of Directors of the Company.

(f)  “Cause” means the occurrence of any of the following:

(i) a Participant’s engaging in any personal misconduct involving willful dishonesty, illegality, or moral turpitude that is detrimental or injurious to the business interests, reputation or goodwill of the Company or any of its Subsidiaries;

(ii) a Participant’s engaging in any act involving willful dishonesty, disloyalty, or infidelity against the Company or any of its Subsidiaries;

(iii) a Participant’s act of fraud, embezzlement or theft in connection with the Participant’s duties for, or in the course of his or her employment with, the Company or any of its Subsidiaries; or

(iv) a Participant’s breach of or failure substantially to perform under any of the material terms and covenants of any employment agreement with the Company or any of its Subsidiaries.

For purposes of this Section 2(f), no act, or failure to act, on a Participant’s part will be considered “willful” unless done, or omitted to be done, by the Participant in bad faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company and its Subsidiaries.

(g)  “Change in Control” means the occurrence of any of the following events:

(i) the acquisition by an individual, entity or person (as the term “person” is used in Section 13(d)(3) or any successor rule or regulation promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of a majority of the Voting Stock;

(ii) the sale of all or substantially all of the Company’s assets or a merger or sale of stock in which the holders of the Voting Stock of the Company immediately prior to such transaction do not hold at least a majority of the outstanding Voting Stock of the Company or its successor immediately following such transaction; or

(iii) the Company’s filing of a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K, Schedule 14A or Schedule 14C (or any successor schedule or form or report or item therein) that a change in control of the Company has occurred.

Notwithstanding the foregoing provisions of this Section 2(g), a Change in Control will not occur solely because (i) the Company, or a corporation or other legal entity in which the Company directly or indirectly beneficially owns 100% of the voting securities of such corporation or other legal entity, or any employee stock ownership plan or other employee benefit plan of the Company or any wholly-owned subsidiary of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K, Schedule 14A or Schedule 14C (or any successor schedule or form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock; (ii) the Company reports that a change in control of the Company has occurred by reason of such beneficial ownership; or (iii) the Company, or a corporation or other legal entity in which the Company directly or indirectly beneficially owns 100% of the voting securities of such corporation or other legal entity, or any employee stock ownership plan or other employee benefit plan of the Company or any wholly-owned subsidiary of the Company becomes the beneficial owner, directly or indirectly, of a majority of the Voting Stock.

Notwithstanding the foregoing provisions of this Section 2(g), (i) a Change in Control will not occur by reason of the consummation of the transactions contemplated by the confirmation by the Bankruptcy Court of a plan of reorganization with respect to the Company pursuant to which the Company emerges from bankruptcy; and (ii) a merger (including for example, and not by way of limitation, a reincorporation of the Company in another jurisdiction), consolidation or reorganization of the Company effected in connection with the confirmation of such plan of reorganization will not be a Change in Control.

(h)  “Code” means the Internal Revenue Code of 1986, as in effect from time to time.

(i)  “Committee” means the Compensation Committee and, to the extent the administration of the Plan has been assumed by the Board pursuant to Section 15, the Board. The Compensation Committee will be a committee of the Board whose members are appointed by the Board from time to time. All of the members of the Compensation Committee, which will consist of at least two members, are intended at all times to qualify as “outside directors” within the meaning of Section 162(m) of the Code and as “Non-Employee Directors” within the meaning of Rule 16b-3; provided, however, that the failure of a member of such committee to so qualify will not be deemed to invalidate any Award granted by such committee.

(j)  “Common Stock” means the common stock, par value $0.01 per share, of the Company or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Section 12.

(k)  “Date of Grant” means (i) with respect to Participants, the date specified by the Committee on which a grant of Stock Options, Appreciation Rights or Performance Units or a grant or sale of Restricted Stock will become effective and (ii) with respect to Directors, the date specified by the Committee or the Board on which a grant of Stock Options will become effective.

(l)  “Director” means a member of the Board who is not a regular full-time employee of the Company or any Subsidiary. Except for Stock Options granted to Directors pursuant to Section 6, a Director will not receive benefits under the Plan.

(m)  “Disability” means a physical or mental disability which causes a Participant to be substantially incapable of performing the customary duties of his or her position with the Company or any Subsidiary as determined by an independent physician selected by the Company and agreed to by the Participant, provided that such disability has existed for at least (i) 13 consecutive weeks or (ii) 120 days in any twelve-month period.

(n)  “Grant Price” means the price per share of Common Stock at which an Appreciation Right not granted in tandem with a Stock Option is granted.

(o)  “Management Objectives” means the measurable performance objectives, if any, established by the Committee for a Performance Period that are to be achieved with respect to an Award granted to a Participant under the Plan. Management Objectives may be described in terms of Company-wide objectives or in terms of objectives that are related to performance of the division, Subsidiary, department or function within the Company or a Subsidiary in which the Participant receiving the Award is employed or on which the Participant’s efforts have the most influence. The achievement of the Management Objectives established by the Committee for any Performance Period will be determined without regard to the effect on such Management Objectives of any acquisition or disposition by the Company of a trade or business, or of substantially all of the assets of a trade or business, during the Performance Period and without regard to any change in accounting standards by the Financial Accounting Standards

Board or any successor entity. The Management Objectives established by the Committee for any Performance Period under the Plan will consist of one or more of the following:

(i) earnings per share and/or growth in earnings per share in relation to target objectives, excluding the effect of extraordinary or nonrecurring items;

(ii) operating cash flow and/or growth in operating cash flow in relation to target objectives;

(iii) net income and/or growth in net income in relation to target objectives, excluding the effect of extraordinary or nonrecurring items;

(iv) revenue and/or growth in revenue in relation to target objectives;

(v) total stockholder return (measured as the total of the appreciation of and dividends declared on the Common Stock) in relation to target objectives;

(vi) return on invested capital in relation to target objectives;

(vii) return on stockholder equity in relation to target objectives;

(viii) return on assets in relation to target objectives; and

(ix) improvement in economic value added.

If the Committee determines that, as a result of a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or any other events or circumstances, the Management Objectives are no longer suitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, with respect to a Performance Period as the Committee deems appropriate and equitable, except where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or minimum acceptable level of achievement.

(p)  “Market Value per Share” means, on any date, (i) the closing sale price per share of the Common Stock on the principal exchange on which the Common Stock is then trading or, if applicable, the Nasdaq Stock Market (or if there are no sales on that date, on the last preceding date on which there was a sale) as reported in The Wall Street Journal or (ii) if clause (i) does not apply, the fair market value of the Common Stock as determined by the Board.

(q)  “Option Price” means the purchase price per share payable on exercise of a Stock Option.

(r)  “Participant” means a person who is selected by the Committee to receive benefits under the Plan and who is at that time an executive officer or other key employee of the Company or any Subsidiary.

(s)  “Performance Period” means, with respect to an Award, a period of time within which the Management Objectives relating to such Award are to be measured. The Performance Period for an Annual Incentive Bonus will be a period of 12 months, and the Performance Period for all other Awards will be established by the Committee at the time the Award is granted, subject to the provisions of Section 9.

(t)  “Performance Unit” means a unit equivalent to $100 (or such other value as the Committee determines) granted pursuant to Section 9.

(u)  “Restricted Stock” means shares of Common Stock granted or sold pursuant to Section 8 as to which neither the ownership restrictions nor the restrictions on transfer referred to therein have expired.

(v)  “Rule 16b-3” means Rule 16b–3 under the Section 16 of the Securities Exchange Act of 1934, as amended, (or any successor rule to the same effect) as in effect from time to time.

(w)  “Spread” means the excess of the Market Value per Share on the date an Appreciation Right is exercised over (i) the Option Price provided for in the related Stock Option or (ii) if there is no tandem Stock Option, the Grant Price provided for in the Appreciation Right, multiplied by the number of shares of Common Stock in respect of which the Appreciation Right is exercised.

(x)  “Stock Option” means the right to purchase a share of Common Stock upon exercise of an option granted pursuant to Section 5 or Section 6.

(y)  “Subsidiary” means (i) any corporation of which at least 50% of the total combined voting power of all outstanding shares of stock is owned directly or indirectly by the Company, (ii) any partnership of which at least 50% of the profits interest or capital interest is owned directly or indirectly by the Company and (iii) any other entity of which at least 50% of the total equity interest is owned directly or indirectly by the Company.

(z)  “Voting Stock” means the outstanding securities entitled to vote generally in the election of directors of the Company or in the election of directors or persons who serve similar functions of any successor entity to the Company.

3.    Shares Available Under Plan.  Subject to adjustment as provided in Section 12, the shares of Common Stock which may be issued or transferred and covered by outstanding Awards granted under the Plan will not exceed in the aggregate 1.4 million shares. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. The number of shares available under this Section 3 will be adjusted to include shares that (i) relate to Awards that expire or are forfeited or (ii) are transferred, surrendered or relinquished to the Company upon the payment of any Option Price or upon satisfaction of any withholding amount. Upon payment in cash of the benefit provided by any Award granted under the Plan, any shares that were covered by that Award will again be available for issue or transfer under the Plan.

4.    Limitations on Awards.  Subject to adjustment as provided in Section 12, awards under the Plan will be subject to the following limitations:

(a)  No more than 1.4 million shares of Common Stock reserved for issuance under the Plan will be issued under Stock Options.

(b)  The maximum aggregate number of shares of Common Stock that may be subject to Stock Options, Appreciation Rights and Restricted Stock granted to a Participant during any calendar year will not exceed 600,000 shares. The foregoing limitation will apply to the grant of Appreciation Rights whether the Spread on exercise is paid in cash or in shares of Common Stock.

(c)  The maximum aggregate cash value of payments to any Participant for any Performance Period pursuant to an award of Performance Units will not exceed $1 million.

(d)  The payment of an Annual Incentive Bonus to any Participant will not exceed $1 million.

5.    Stock Options for Participants.  The Committee may from time to time authorize grants to any Participant of options to purchase shares of Common Stock upon such terms and conditions as it may determine in accordance with this Section 5. Each grant of Stock Options will be evidenced by an Award Agreement which will be subject to the requirements set forth in Sections 5(a), 5(b), 5(f) and 5(k) and will contain such other provisions that are set forth in this Section 5 or that are otherwise consistent with the Plan, as determined in each such case by the Committee in its sole discretion.

(a)  Each grant will specify the number of shares of Common Stock to which it pertains.

(b)  Each grant will specify the Option Price, which will not be less than 100% of the Market Value per Share on the Date of Grant.

(c)  Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company, (ii) by the actual or constructive transfer to the Company of shares of Common Stock owned by the Participant for at least six months (or, with the consent of the Committee, for less than six months) having an aggregate Market Value per Share at the date of exercise equal to the aggregate Option Price, (iii) with the consent of the Committee, by authorizing the Company to withhold a number of shares of Common Stock otherwise issuable to the Participant having an aggregate Market Value per Share on the date of exercise equal to the aggregate Option Price or (iv) by a combination of such methods of payment; provided, however, that the payment methods described in clauses (ii) and (iii) will not be available at any time that the Company is prohibited from purchasing or acquiring such shares of Common Stock.

(d)  Any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker of some or all of the shares to which such exercise relates.

(e)  Successive grants may be made to the same Participant whether or not any Stock Options previously granted to such Participant remain unexercised.

(f)  Each grant will specify the required period or periods of continuous service by the Participant with the Company or any Subsidiary that are necessary before the Stock Options or installments thereof will become exercisable.

(g)  Any grant may specify the Management Objectives, if any, that must be achieved as a condition to the exercise of the Stock Options.

(h)  Any grant may provide for the earlier exercise of the Stock Options in the event of the occurrence of circumstances specified by the Committee in any Award Agreement.

(i)  Stock Options granted under this Section 5 may be (i) options which are intended to qualify under particular provisions of the Code, (ii) options which are not intended to so qualify or (iii) combinations of the foregoing.

(j)  Any grant may provide for the payment to the Participant of dividend equivalents thereon in cash or Common Stock on a current, deferred or contingent basis.

(k)  No Stock Option will be exercisable more than ten years from the Date of Grant.

(l)  Except as may otherwise be provided in any Award Agreement or any employment agreement between a Participant and the Company or any of its Subsidiaries, if a Participant terminates employment by reason of death or Disability, each vested Stock Option will remain exercisable for a period of 12 months following such termination of employment or, if earlier, until the term of the Stock Option expires (determined without regard to the Participant’s termination of employment).

(m)  Except as may otherwise be provided in any Award Agreement or any employment agreement between a Participant and the Company or any of its Subsidiaries, if a Participant terminates employment with the Company or any Subsidiary by reason of retirement at or after age 60, each outstanding Stock Option granted to the Participant to the extent not vested will be forfeited on the date of such termination, and each vested Stock Option will remain exercisable for a period of 12 months following such termination of employment or, if earlier, until the term of the Stock Option expires (determined without regard to the Participant’s termination of employment).

(n)  Except as may otherwise be provided in any Award Agreement or any employment agreement between a Participant and the Company or any of its Subsidiaries, if a Participant voluntarily resigns employment with the Company or any Subsidiary, or if a Participant’s employment is terminated by the Company or any Subsidiary for any reason other than Cause, each outstanding Stock Option granted to the Participant to the extent not vested will be forfeited on the date of such termination, and each vested Stock Option will remain exercisable for a period of 30 days following such termination of employment or, if earlier, until the term of the Stock Option expires (determined without regard to the Participant’s termination of employment).

(o)  Except as may otherwise be provided in any Award Agreement or any employment agreement between a Participant and the Company or any of its Subsidiaries, if a Participant’s employment is terminated by the Company or any Subsidiary for Cause, each outstanding Stock Option granted to the Participant will be forfeited on the date of such termination.

6.    Stock Options for Directors.  The Board or the Committee may from time to time authorize grants to any Director of options to purchase shares of Common Stock upon such terms and conditions as it may determine in accordance with this Section 6. Each Stock Option granted to a Director will contain the following terms and conditions:

(a)  Each grant will specify the number of shares of Common Stock to which it pertains.

(b)  Each grant will specify the Option Price, which will be not less than 100% of the Market Value per Share on the Date of Grant.

(c)  Each grant will specify in the sole discretion of the Committee whether the Option Price will be payable (i) in cash or by check acceptable to the Company, (ii) by the actual or constructive transfer to the Company of shares of Common Stock owned by the Director for at least six months having an aggregate Market Value per Share at the date of exercise equal to the aggregate Option Price, (iii) by authorizing the Company to withhold a number of shares of Common Stock otherwise issuable to the Director having an aggregate Market Value per Share on the date of exercise equal to the aggregate Option Price or (iv) by a combination of such methods of payment; provided, however, that the payment methods described in clauses (ii) and (iii) will not be available at any time that the Company is prohibited from purchasing or acquiring such shares of Common Stock.

(d)  Any grant may, with the consent of the Committee, provide for deferred payment of the Option Price from the proceeds of sale through a broker of some or all of the shares to which such exercise relates.

(e)  Any grant may, with the consent of the Committee, provide for the payment to the Participant of dividend equivalents thereon in cash or Common Stock on a current, deferred or contingent basis.

(f)  No Stock Option will be exercisable more than ten years from the Date of Grant.

(g)  Each grant will specify the required period or periods of continuous service by the Director with the Company that are necessary before the Stock Options or installments thereof will become exercisable and the periods, if any, following a Director’s termination of service as a director of the Company during which the Stock Options may be exercisable in whole or in part.

(h)  Each grant of Stock Options will be evidenced by an Award Agreement executed on behalf of the Company by an officer of the Company and delivered to the Director and containing such terms and provisions, consistent with the Plan, as the Committee may approve.

7.    Appreciation Rights.  The Committee may also from time to time authorize grants to any Participant of Appreciation Rights upon such terms and conditions as it may determine in accordance with this Section 7. Appreciation Rights may be granted in tandem with Stock Options or separate and apart from a grant of Stock Options. An Appreciation Right will be a right of the Participant to receive from the Company upon exercise an amount which will be determined by the Committee at the Date of Grant and will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise. An Appreciation Right granted in tandem with a Stock Option may be exercised only by surrender of the related Stock Option. Each grant of an Appreciation Right will be evidenced by an Award Agreement which will be subject to the requirements set forth in Sections 7(a), 7(b), 7(f) and 7(j) and will contain such other provisions that are set forth in this Section 7 or that are otherwise consistent with the Plan, as determined in each such case by the Committee in its sole discretion.

(a)  Each grant will state whether it is made in tandem with Stock Options and, if not made in tandem with any Stock Options, will specify the number of shares of Common Stock in respect of which it is made.

(b)  Each grant made in tandem with Stock Options will specify the Option Price and each grant not made in tandem with Stock Options will specify the Grant Price, which in either case will not be less than 100% of the Market Value per Share on the Date of Grant.

(c)  Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum amount specified by the Committee at the Date of Grant (valuing shares of Common Stock for this purpose at their Market Value per Share at the date of exercise).

(d)  Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in (i) cash, (ii) shares of Common Stock having an aggregate Market Value per Share equal to the percentage of the Spread to be paid to the Participant or (iii) any combination thereof, as determined by the Committee in its discretion at the time of payment.

(e)  Successive grants may be made to the same Participant whether or not any Stock Options previously granted to such Participant remain unexercised.

(f)  Each grant will specify the required period or periods of continuous service by the Participant with the Company or any Subsidiary that are necessary before the Appreciation Rights or installments thereof will become exercisable, and will provide that no Appreciation Right may be exercised except at a time when the Spread is positive and, with respect to any grant made in tandem with Stock Options, when the related Stock Option is also exercisable.

(g)  Any grant may specify the Management Objectives, if any, that must be achieved as a condition to the exercise of the Appreciation Rights.

(h)  Any grant may provide for the earlier exercise of the Appreciation Rights in the event of the occurrence of circumstances specified by the Committee in any Award Agreement.

(i)  Any grant may provide for the payment to the Participant of dividend equivalents thereon in cash or Common Stock on a current, deferred or contingent basis.

(j)  No Appreciation Right will be exercisable more than ten years from the Date of Grant.

(k)  Except as may otherwise be provided in any Award Agreement or any employment agreement between a Participant and the Company or any of its Subsidiaries, if a Participant terminates employment by reason of, death or Disability, each vested outstanding Appreciation Right will remain exercisable for a period of 12 months following such termination of employment or, if earlier, until the term of the Appreciation Right expires (determined without regard to the Participant’s termination of employment).

(l)  Except as may otherwise be provided in any Award Agreement or any employment agreement between a Participant and the Company or any of its Subsidiaries, if a Participant terminates employment with the Company or any Subsidiary by reason of retirement at or after age 60, each outstanding Appreciation Right granted to the Participant to the extent not vested will be forfeited on the date of such termination, and each vested Appreciation Right will remain exercisable for a period of 12 months following such termination of employment or, if earlier, until the term of the Appreciation Right expires (determined without regard to the Participant’s termination of employment).

(m)  Except as may otherwise be provided in any Award Agreement or any employment agreement between a Participant and the Company or any of its Subsidiaries, if a Participant voluntarily resigns employment with the Company or any Subsidiary, or if a Participant’s employment is terminated by the Company or any Subsidiary for any reason other than Cause, each outstanding Appreciation Right granted to the Participant to the extent not vested will be forfeited on the date of such termination, and each vested Appreciation Right will remain exercisable for a period of 30 days following such termination of employment or, if earlier, until the term of the Appreciation Right expires (determined without regard to the Participant’s termination of employment).

(n)  Except as may otherwise be provided in any Award Agreement or in any employment agreement between a Participant and the Company or any of its Subsidiaries, if a Participant’s employment is terminated by the Company or any Subsidiary for Cause, each outstanding Appreciation Right granted to the Participant will be forfeited on the date of such termination.

8.    Restricted Stock.  The Committee may also from time to time authorize grants or sales to any Participant of Restricted Stock upon such terms and conditions as it may determine in accordance with this Section 8. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)  Each grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting and other ownership rights, but subject to the restrictions hereinafter referred to. Each grant or sale may limit the Participant’s dividend rights during the period in which the shares of Restricted Stock are subject to any such restrictions.

(b)  Each grant or sale may be made without additional consideration or in consideration of a payment by the Participant that is less than the Market Value per Share at the Date of Grant.

(c)  Each grant or sale will provide that the shares of Restricted Stock covered by the grant or sale will be subject, for a period to be determined by the Committee at the Date of Grant, to one or more restrictions, including, without limitation, a restriction that constitutes a “substantial risk of forfeiture” within the meaning of Section 83 of the Code and the regulations of the Internal Revenue Service thereunder.

(d)  Any grant or sale may specify the Management Objectives that, if achieved, will result in the termination or early termination of the restrictions applicable to the shares.

(e)  Any grant or sale may, with the consent of the Committee, provide for the early termination of any such restrictions in the event of the occurrence of circumstances specified by the Committee in any Award Agreement.

(f)  Each grant or sale will provide that during the period for which such restriction or restrictions are to continue, the transferability of the Restricted Stock will be prohibited or restricted in a manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to continuing restrictions in the hands of any transferee).

(g)  Except as otherwise provided in any Award Agreement or any employment agreement between a Participant and the Company or any of its Subsidiaries, if a Participant voluntarily resigns employment with the Company or any Subsidiary, or if a Participant’s employment is terminated by the Company or any Subsidiary for Cause, all shares of Restricted Stock then held by the Participant with respect to which the restrictions imposed under Section 8(c) have not lapsed will be forfeited upon such termination of employment and returned to the Company.

(h)  Each grant or sale of Restricted Stock will be evidenced by an Award Agreement executed on behalf of the Company by an officer of the Company and delivered to and accepted by the Participant and containing such terms and provisions, consistent with the Plan, as the Committee may approve.

9.    Performance Units.  The Committee may also from time to time authorize grants to any Participant of Performance Units, which will become payable upon achievement of specified Management Objectives, upon such terms and conditions as it may determine in accordance with this Section 9. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)  Each grant will specify the number of Performance Units to which it pertains.

(b)  The Performance Period with respect to each Performance Unit will be a period of time (not less than three years) beginning on the Date of Grant as determined by the Committee at the time of grant.

(c)  Each grant will specify the Management Objectives, if any, that, if achieved, will result in the payment of the Award.

(d)  Each grant will specify the time and manner of payment of Performance Units which have become payable, which payment may be made in (i) cash, (ii) shares of Common Stock having an aggregate Market Value per Share equal to the aggregate value of the Performance Units which have become payable or (iii) any combination thereof, as determined by the Committee in its discretion at the time of payment.

(e)  Each grant of Performance Units will be evidenced by an Award Agreement executed on behalf of the Company by an officer of the Company and delivered to and accepted by the Participant and containing such terms and provisions, consistent with the Plan, as the Committee may approve, including provisions relating to the payment of the Performance Units in the event of the occurrence of circumstances specified by the Committee in any Award Agreement.

10.    Annual Incentive Bonuses.  The Committee may from time to time authorize payment of annual incentive compensation in the form of an Annual Incentive Bonus to a Participant, which will become payable upon achievement of specified Management Objectives. Annual Incentive Bonuses will be payable upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a)  The Committee will specify the Management Objectives that, if achieved, will result in the payment of the Annual Incentive Bonus.

(b)  The Committee will specify the time and manner of payment of an Annual Incentive Bonus which becomes payable, which payment may be made in (i) cash, (ii) shares of Common Stock having an aggregate Market Value per Share equal to the aggregate value of the Annual Incentive Bonus which has become payable or (iii) any combination thereof, as determined by the Committee in its discretion at the time of payment.

(c)  An Award Agreement may provide that, if a Change in Control occurs during a Performance Period and the Participant’s employment is terminated without Cause or for Good Reason (as such term may be defined in an employment agreement or the Award Agreement), the Annual Incentive Bonus payable to the Participant for the Performance Period will be determined at the target level of achievement of the Management Objectives, without regard to actual performance, or, if greater, at the actual level of achievement at the time of the Change in Control, prorated in the event that less than a full Performance Period has occurred at the time of the Change in Control. Such prorated portion of the Annual Incentive Bonus will be paid at such time following the Change in Control as the Committee may determine in its discretion.

11.    Transferability.  Except as otherwise provided in an Award Agreement, (i) no Stock Option, Appreciation Right, Performance Unit that has not become payable or Annual Incentive Bonus that has not become payable will be transferable by the Participant or the Director other than by will or the laws of descent and distribution and (ii) no Stock Option or Appreciation Right granted to the Participant or the Director will be exercisable during the Participant’s or Director’s lifetime by any person other than the Participant or Director, or such person’s guardian or legal representative.

12.    Adjustments.  The Committee will make or provide for such adjustments in the maximum number of shares specified in Sections 3 and 4, in the numbers of shares of Common Stock covered by outstanding Stock Options and Appreciation Rights granted hereunder, in the Option Price or Grant Price applicable to any such Stock Options and Appreciation Rights, and/or in the kind of shares covered thereby (including shares of another issuer), as the Committee in its discretion exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants and Directors that otherwise would result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection with such substitution the surrender of all Awards so replaced.

13.    Fractional Shares.  The Company will not be required to issue any fractional share of Common Stock pursuant to the Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

14.    Withholding Taxes.  To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under the Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. In addition, if permitted by the Committee, the Participant or such other person may elect to have any withholding obligation of the Company satisfied with shares of Common Stock that would otherwise be transferred to the Participant or such other person in payment of the Participant’s Award. In no event, however, will shares of Common Stock be withheld in excess of the minimum number of shares required to satisfy the Company’s withholding obligation.

15.    Administration of the Plan.

(a)  Prior to the merger of Pillowtex Corporation, a Texas corporation into the Company, the Plan will be administered by the Board. After such merger, unless the administration of the Plan has been expressly assumed by the Board pursuant to a resolution of the Board, the Plan will be administered by the Committee. A majority of the Committee will constitute a quorum, and the action of the members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the Committee.

(b)  The Committee has the full authority and discretion to administer the Plan and to take any action that is necessary or advisable in connection with the administration of the Plan, including without limitation the authority and discretion to interpret and construe any provision of the Plan or of any agreement, notification or document evidencing the grant of an Award. The interpretation and construction by the Committee of any such provision and any determination by the Committee pursuant to any provision of the Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee will be liable for any such action or determination made in good faith.

16.    Amendments, Etc.

(a)  The Plan may be amended from time to time by the Committee or the Board but may not be amended without further approval by the stockholders of the Company if such amendment would result in the Plan no longer satisfying any applicable requirements of the Nasdaq Stock Market (or any other exchange or market system upon which shares of Common Stock are listed or admitted to trading), Rule 16b-3 or Section 162(m) of the Code.

(b)  Neither the Committee nor the Board will authorize the amendment of any outstanding Stock Option to reduce the Option Price without the further approval of the stockholders of the Company. Furthermore, no Stock Option will be cancelled and replaced with Stock Options having a lower Option Price without further approval of the stockholders of the Company. This Section 16(b) is intended to prohibit the repricing of “underwater” Stock Options and will not be construed to prohibit the adjustments provided for in Section 12.

(c)  The Committee may also permit Participants and Directors to elect to defer the issuance of Common Stock or the settlement of Awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

(d)  The Plan may be terminated at any time by action of the Board. The termination of the Plan will not adversely affect the terms of any outstanding Award.

(e)  The Plan will not confer upon any Participant or Director any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(f)  If the Committee determines, with the advice of legal counsel, that any provision of the Plan would prevent the payment of any Award intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code from so qualifying, such Plan provision will be invalid and cease to have any effect without affecting the validity or effectiveness of any other provision of the Plan.